Exhibit 23.1

Consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-266418) of Unity Software Inc. and related proxy statement/prospectus for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 22, 2022 with respect to the consolidated financial statements of Unity Software Inc., and the effectiveness of internal control over financial reporting of Unity Software Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
September 8, 2022